Press Release
SOURCE: Sonic Jet Performance, Inc.
Sonic Jet Signs Letter of Intent to Acquire Military
Vehicle CompanyHUNTINGTON BEACH, Calif.,
 May 29 /PRNewswire-FirstCall/ -- Sonic Jet Performance, Inc.
 (the "Company") (OTC Bulletin Board: SJET - News), announced today that is has signed a Letter of Intent to acquire 100% of Technical Solutions Group, Inc. ("TSG") of Charleston, South Carolina. TSG manufactures a line of specialty vehicles for the military and law enforcement markets. The primary product line is a family of Mine
 Resistant and Ballistically Protected Vehicles, and Demining vehicles. The acquisition is expected to be completed in the third quarter of 2002, subject to completion of due diligence and approval of all terms and conditions of the definitive agreement by Sonic Jet.
TSG's products have been utilized around the globe, including
 Bosnia, and several U.S. Military facilities. TSG's line of Mine protected vehicles ("MPVs") and Demining Vehicles are designed to protect the occupants against mine threats, along with offering military grade ballistic protection. The need for mine protected vehicles is growing rapidly. According to the U.S. State Department, there are approximately 60 million land mines in 57 countries around the globe, and due to their low cost and high effectiveness they remain a weapon of choice for terrorists and insurgent groups. TSG's goal is to provide products for global neutralization of land mines and the protection of personnel.
Sonic Jet President, Bob West stated, "Garth Barrett, President of
 TSG, has done a fantastic job over the last four years to position TSG for explosive growth. Revenue has increased substantially from year ended 2001, and several contracts valued in excess of $6 million have been awarded for years 2002 and 2003. He has developed a product line of vehicles that are technologically unmatchable. With the managerial and financial resources of Sonic Jet, the TSG plan could be exploited to the fullest."
Technical Solutions Group, (TSG) is a Charleston, South
 Carolina-based manufacturer of a line of specialty Mine
 Resistant and Ballistically Protected and Clearance vehicles for the military and law enforcement markets. TSG operates from an 85,000 square foot facility at the former Navy Shipyard in Charleston. TSG has just begun deployment of its products and initial orders have been received from the U.S. military and NATO. Several Allied countries are currently considering proposals for the TSG vehicles. Additional information on TSG can be viewed at its web site at: www.forceprotection.net .
Contact Information: Walter Wright, 15662 Commerce Lane,
 Huntington Beach, CA 92649. Phone: (714) 903-0025.
Email: investorrelations@sonicjet.com.
This communication may include numerous forward-looking statements concerning the company's business and future prospects and other similar statements that do not concern matters of historical fact. The Federal securities laws provide a limited safe harbor for certain forward-looking statements.
 Forward-looking statements in this communication relating to product development, business prospects, and development of a commercial market for technological advances are based on the company's current expectations. The company's current expectations are subject to all of the uncertainties and risks customarily associated with any new business ventures including, but not limited to, market conditions, successful product development and acceptance, competition and overall economic conditions, as well as the risk of adverse regulatory actions. The company's actual results may differ materially from current expectations. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or for any other reason.
SOURCE: Sonic Jet Performance, Inc.